Exhibit 99.1

News Release
L.B. FOSTER REPORTS SECOND QUARTER OPERATING RESULTS

PITTSBURGH, PA, August 3, 2017 – L.B. Foster Company (NASDAQ: FSTR), a leading manufacturer and distributor of products and services for transportation and energy infrastructure, today reported second quarter 2017 net income of $3.0 million, or $0.29 per diluted share, which includes:

•	A sales increase of 6.5% from the prior year quarter.

•	Gross profit margin of 19.1% compared to 20.5% in the prior year.

•	A decrease in new orders by 8.3% from the prior year quarter, while year to date new orders totaled $291.2 million, or an increase of 12.8% over the prior year.

•	An increase in backlog of 17.9% from the prior year to $176.0 million.

•	Net cash provided by operating activities for the quarter totaled $19.2 million compared to $11.7 million in the prior year quarter.

•	A $17.3 million reduction in total outstanding debt.

Second Quarter Results

•
Second quarter net sales of $144.9 million increased by $8.9 million, or 6.5%, compared to the prior year quarter due to increases in each of the three segments. Construction Products (Construction) segment sales increased 12.7%, Tubular and Energy Services (Tubular) segment sales increased 6.8%, and Rail Products and Services (Rail) segment sales increased 2.7%.

•
Gross profit margin was 19.1%, 140 basis points lower than the prior year quarter. Rail segment gross margins declined year over year as a result of lower prices on Rail Distribution projects, and lower margin Transit Products sales, including some trailing costs associated with supporting prior installations. In addition, we are still experiencing some start-up costs for new service contracts which are just beginning to generate revenue. Partially offsetting the Rail segment decrease was a 430 basis point improvement in Tubular segment gross profit margins, driven by improvements in Protective Coatings and Test and Inspection Services.

•
Net income for the second quarter 2017 was $3.0 million, or $0.29 per diluted share, compared to a net loss of $92.0 million, or $8.96 per diluted share, last year. Our prior year quarter earnings included impairment charges totaling $128.9 million ($90.9 million net of tax). Excluding the prior year impairment charge[1], the 2016 net loss would have totaled $1.1 million or $0.11 per diluted share.

•	Second quarter Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, and asset impairments) was $10.6 million compared to $7.5 million in the second quarter of 2016.

•
Selling and administrative expenses in the second quarter decreased by $2.7 million, or 11.7%. The decrease was primarily comprised of personnel-related costs of $2.1 million and $0.5 million reduction in litigation costs for the Union Pacific Rail Road (UPRR) matter.

•
Amortization expense was $1.7 million in the current quarter, compared to $2.8 million in the prior year quarter. The reduction was primarily due to the 2016 impairment of definite-lived intangible assets.

•	Interest expense was $2.1 million in the second quarter of 2017, compared to $1.6 million in the prior year quarter. The increase was attributable to an increase in interest rates.

1 See non-GAAP reconciliation tables at the end of this press release for information regarding the non-GAAP measures (including reconciliation of Net loss to Adjusted EBITDA and measures excluding the impairment charge) used in this release.

•	Net cash provided by operating activities for the quarter totaled $19.2 million compared to $11.7 million in the prior year quarter, a $7.5 million improvement.

•
Second quarter new orders were $128.4 million, an 8.3% decrease from the prior year quarter, due to a 22.1% decrease in Construction orders and a 10.4% decrease in Rail orders which are partially offset by a 26.1% increase in Tubular orders. Our prior year second quarter Construction new orders included $15.0 million related to the Peace Bridge contract.

•
The Company’s income tax expense for the second quarter was $0.5 million, which was primarily related to income taxes in foreign jurisdictions. The Company has a full valuation allowance against its U.S. deferred tax assets; therefore, no tax benefit was recorded on domestic operations.

•
Total debt was reduced by $17.3 million, or 11.1%, in the second quarter to $138.0 million as of June 30, 2017. Primary factors contributing to the current quarter reduction included $9.9 million federal income tax refund proceeds that were applied to our term loan. Additionally, our revolving credit facility was reduced by $7.0 million due to continued favorable operations and working capital management.

CEO Comments
Bob Bauer, President and Chief Executive Officer, commented, “The Company's second quarter results reflect the actions we have taken to improve profitability along with improving market conditions. Net sales of $144.9 million and an ending backlog of $176.0 million for the second quarter are the result of strong first-half new orders driven by recovering rail and energy markets as well as significant wins across a number of product divisions. The U.S. energy markets continue to improve, and our actions to restore profitability in the Tubular and Energy Services segment led to a 430 basis point improvement in segment gross profit in the second quarter. Selling and administrative expenses were well below prior year levels, helping drive a $3.1 million improvement in second quarter Adjusted EBITDA."

Mr. Bauer added, "We made remarkable progress in strengthening our balance sheet as operating cash flow reached $19.2 million in the second quarter, and we reduced debt by $17.3 million bringing the total debt reduction for the first-half to $21.6 million. Operating cash flow of $29.9 million for the first half of the year is a substantial improvement over prior year and provides a great start to achieving 2017 free cash flow goals."

Six Month Results

•
Net sales for the first six months of 2017 of $263.6 million increased by $1.3 million, or 0.5%, compared to the prior year period due to a 14.6% increase in Construction sales, partially offset by a 5.7% decrease in Tubular sales and a 4.5% decline in Rail sales.

•
Gross profit margin was 18.6%, 110 basis points lower than the prior year period. The reduction was due to declines in Rail and Construction, partially offset by increases in Tubular. Year to date Rail gross profit margins were negatively impacted by lower margins in our Transit and Rail Distribution businesses. These reductions were partially offset by an increase in our Test and Inspection division within Tubular.

•
Net income for the first six months of 2017 was $0.6 million, or $0.06 per diluted share, compared to a net loss of $94.8 million, or $9.25 per diluted share, last year. Excluding the prior year impairment charge, the net loss would have been $3.9 million or $0.38 per diluted share.

•	Adjusted EBITDA for the first six months of 2017 was $15.7 million compared to $11.5 million in the first six months of 2016.

•
Selling and administrative expense decreased by $6.3 million, or 13.7%. The decrease was primarily comprised of personnel-related costs of $4.9 million and $1.0 million in lower litigation costs for the UPRR matter.

•
Amortization expense was $3.5 million for the first six months ended June 30, 2017, compared to $6.1 million in the prior year period. The reduction was primarily due to the 2016 impairment of definite-lived intangible assets.

•	Net interest expense was $4.2 million in the first six months of 2017, compared to $2.7 million in the prior year period. The increase was attributable to an increase in interest rates.

•	Net cash provided by operating activities for the six months ended June 30, 2017 totaled $29.9 million compared to $6.6 million in the prior year period, a $23.4 million improvement.

•
New orders were $291.2 million for the first six months of 2017, a 12.8% increase from the prior year period, due to a 22.4% increase in Rail and a 28.6% increase in Tubular which were partially offset by a 7.5% reduction in Construction orders.

•
The Company’s income tax expense for the first six months of 2017 was $0.9 million, which was primarily related to income taxes in foreign jurisdictions. The Company has a full valuation allowance against its U.S. deferred tax assets; therefore, no tax benefit was recorded on domestic operations.

•	Total debt was reduced by $21.6 million, or 13.5%, in the first six months of 2017 to $138.0 million as of June 30, 2017.

L.B. Foster Company will conduct a conference call and webcast to discuss its second quarter 2017 operating results on Thursday, August 3, 2017 at 5:00 pm ET. The call will be hosted by Mr. Robert Bauer, President, and Chief Executive Officer. Listen via audio and access the slide presentation on the L.B. Foster web site: www.lbfoster.com, under the Investor Relations page. The conference call can also be accessed by dialing 855-327-6837 (U.S. & Canada) or 631-891-4304 (International) and providing access code 10003319.

About L.B. Foster Company
L.B. Foster is a leading manufacturer and distributor of products and services for transportation and energy infrastructure with locations in North America and Europe. For more information, please visit www.lbfoster.com.

This release may contain forward-looking statements that involve risks and uncertainties. Statements that do not relate strictly to historical or current facts are forward-looking. When we use the words “believe,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “estimate,” “plan,” “predict,” “project,” or their negatives, or other similar expressions of a future or forward-looking nature generally should be considered forward-looking statements. Actual results could differ materially from the results anticipated in any forward-looking statement. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Company has based these forward-looking statements on current expectations and assumptions about future events. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. The risks and uncertainties that may affect the operations, performance, and results of the Company’s business and forward-looking statements include, but are not limited to, environmental matters, including any costs associated with any remediation and monitoring; a resumption of the economic slowdown we have experienced the previous two years in the markets that we serve; the risk of doing business in international markets; our ability to effectuate our strategy, including cost reduction initiatives, and our ability to effectively integrate new businesses and realize anticipated benefits; costs of and impacts associated with shareholder activism; a decrease in freight or passenger rail traffic; the timeliness and availability of material from our major suppliers; labor disputes; our ability to extend the term of the lease for our Birmingham, Alabama facility, which expired July 31, 2017, and any costs associated with such extension; the effective implementation of an enterprise resource planning system; changes in current accounting estimates and their ultimate outcomes; the adequacy of internal and external sources of funds to meet financing needs; the Company’s ability to manage its working capital requirements and indebtedness; domestic and international taxes; foreign currency fluctuations; inflation; domestic and foreign government regulations; economic conditions and regulatory changes caused by the United Kingdom’s pending exit from the European Union; sustained declines in energy prices; a lack of state or federal funding for new infrastructure projects; increased domestic and foreign government regulation; an increase in manufacturing or material costs; the ultimate number of concrete ties that will have to be replaced pursuant to the previously disclosed product warranty claim of the (“UPRR”) and an overall resolution of the related contract claims as well as the possible costs associated with the outcome of the lawsuit filed by the UPRR; risks inherent in litigation and those matters set forth in Item 8, Footnote 19, "Commitments and Contingent Liabilities" and in Item 1A, “Risk Factors” of the Company’s Form 10-K for the year ended December 31, 2016 and any updates to such disclosures in subsequent Form 10-Qs. The Company urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the Company faces. The forward-looking statements contained in this press release are made only as of the date hereof, and the Company assumes no obligation and does not intend to update or revise these statements, whether as a result of new information, future events or otherwise, except as required by securities laws.

Investor Relations:
Judith Balog
(412) 928-3417
investors@lbfoster.com

L.B. Foster Company
415 Holiday Drive
Pittsburgh, PA 15220

L.B. FOSTER COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(Unaudited)		(Unaudited)
Sales of goods	$117,727	$118,070	$215,356	$225,985
Sales of services	27,133	17,924	48,206	36,319
Total net sales	144,860	135,994	263,562	262,304
Cost of goods sold	94,291	92,638	173,692	179,031
Cost of services sold	22,833	15,543	40,882	31,500
Total cost of sales	117,124	108,181	214,574	210,531
Gross profit	27,736	27,813	48,988	51,773
Selling and administrative expenses	20,578	23,317	39,805	46,134
Amortization expense	1,695	2,789	3,454	6,055
Asset impairments	—	128,938	—	128,938
Interest expense	2,181	1,652	4,289	2,822
Interest income	(54)	(52)	(110)	(107)
Equity in (income) loss of nonconsolidated investments	(145)	487	55	683
Other (income) expense	(18)	107	(13)	822
	24,237	157,238	47,480	185,347
Income (loss) before income taxes	3,499	(129,425)	1,508	(133,574)
Income tax expense (benefit)	475	(37,429)	906	(38,746)
Net income (loss)	$3,024	$(91,996)	$602	$(94,828)
Basic earnings (loss) per common share	$0.29	$(8.96)	$0.06	$(9.25)
Diluted earnings (loss) per common share	$0.29	$(8.96)	$0.06	$(9.25)
Dividends paid per common share	$—	$0.04	$—	$0.08
Average number of common shares outstanding — Basic	10,335	10,263	10,327	10,248
Average number of common shares outstanding — Diluted	10,483	10,263	10,527	10,248

L.B. FOSTER COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30, 2017	December 31, 2016
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$35,457	$30,363
Accounts receivable - net	77,041	66,632
Inventories - net	84,588	83,243
Prepaid income tax	1,150	14,166
Other current assets	6,648	5,200
Total current assets	204,884	199,604
Property, plant, and equipment - net	101,553	103,973
Other assets:
Goodwill	19,431	18,932
Other intangibles - net	60,611	63,519
Investments	3,976	4,031
Other assets	2,555	2,964
Total assets	$393,010	$393,023
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$57,161	$37,744
Deferred revenue	5,830	7,597
Accrued payroll and employee benefits	8,444	7,497
Accrued warranty	9,168	10,154
Current maturities of long-term debt	10,051	10,386
Other accrued liabilities	8,823	8,953
Total current liabilities	99,477	82,331
Long-term debt	127,933	149,179
Deferred tax liabilities	11,187	11,371
Other long-term liabilities	16,911	16,891
Stockholders' equity:
Class A Common Stock	111	111
Paid-in capital	43,952	44,098
Retained earnings	134,270	133,667
Treasury stock	(18,678)	(19,336)
Accumulated other comprehensive loss	(22,153)	(25,289)
Total stockholders' equity	137,502	133,251
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$393,010	$393,023

This earnings release discloses earnings before interest, taxes, depreciation, and amortization (“EBITDA”) adjusted for asset impairments ("Adjusted EBITDA") which are non-GAAP financial measures. The Company believes that EBITDA is useful to investors in order to provide a more complete understanding of the ongoing operations of the Company’s business. Similarly, Adjusted EBITDA displays the performance of the Company without the impact of asset impairments in order to enhance investors' understanding of our day to day operations. In addition, management believes that these non-GAAP financial measures are useful to investors in the assessment of the use of our assets without regard to financing methods, capital structure, or historical cost basis. Additionally, EBITDA is a financial measurement that management and the Board of Directors use in the determination of certain compensation programs. Adjusted diluted earnings (loss) per share in this earnings release exclude asset impairment charges and are non-GAAP measures used for management reporting purposes. Management believes that these measures provide useful information to investors because they will assist investors in evaluating earnings performance on a comparable year-over-year basis.

Non-GAAP financial measures are not a substitute for GAAP financial results and should only be considered in conjunction with the Company’s financial information that is presented in accordance with GAAP. Quantitative reconciliations of the GAAP measures are presented below (in thousands, except per share data):

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(Unaudited)		(Unaudited)
Adjusted EBITDA Reconciliation
Net income (loss)	$3,024	$(91,996)	$602	$(94,828)
Interest expense, net	2,127	1,600	4,179	2,715
Income tax expense (benefit)	475	(37,429)	906	(38,746)
Depreciation expense	3,245	3,598	6,527	7,325
Amortization expense	1,695	2,789	3,454	6,055
Total EBITDA	$10,566	$(121,438)	$15,668	$(117,479)
Asset impairments	—	128,938	—	128,938
Adjusted EBITDA	$10,566	$7,500	$15,668	$11,459

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(Unaudited)		(Unaudited)
Adjusted Diluted Earnings (Loss) Per Share Reconciliation
Net income (loss), as reported	$3,024	$(91,996)	$602	$(94,828)
Asset impairments, net of tax benefits of $38,038	—	90,900	—	90,900
Adjusted net income (loss)	$3,024	$(1,096)	$602	$(3,928)
Average number of common shares outstanding - Diluted	10,483	10,263	10,527	10,248
Diluted earnings (loss) per common share, as reported	$0.29	$(8.96)	$0.06	$(9.25)
Diluted earnings (loss) per common share, as adjusted	$0.29	$(0.11)	$0.06	$(0.38)